Exhibit 99.1

China Valves Technology, Inc.	CCG Investor Relations
Gang Wei, CFO	Linda Salo, Account Manager
Tel: +86-371-8600-9777	Tel: +1 646-922-0894
E-mail: ir@cvalve.com	E-mail: linda.salo@ccgir.com
http://www.cvalve.com
Crocker Coulson, President
Tel: +1 646-213-1915
E-mail: crocker.coulson@ccgir.com
http://www.ccgirasia.com

FOR IMMEDIATE RELEASE

China Valves Technology, Inc. Raises $10 Million in Registered
Direct Offering

ZHENGZHOU, CHINA, January 5, 2011 – China Valves Technology, Inc. (NASDAQ: CVVT) (“China Valves” or the “Company”), a leading Chinese metal valve manufacturer, today announced that the Company has entered into a definitive agreement with certain purchasers to sell in a registered direct offering an aggregate of 1,000,000 shares of its common stock at a price of $10.00 per share for gross proceeds of approximately $10 million. The net proceeds of the financing will be used to build a manufacturing facility for big size ball valves used for nuclear power plants. In addition, the Company will issue to the purchasers warrants to purchase an aggregate of 250,000 shares of common stock at an exercise price of $10.00 per share, exercisable for 180 days beginning on the date of the initial issuance of the warrant.

The transaction is expected to close on January 7, 2011, subject to the satisfaction of customary closing conditions.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM - News), acted as the exclusive placement agent in connection with the offering.

The shares in this offering are being issued under a shelf registration statement (File No. 333-163418), which was declared effective by the Securities and Exchange Commission on December 14, 2009. A prospectus supplement related to the public offering will be filed with the Securities and Exchange Commission. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from Rodman & Renshaw, LLC by request at info@rodm.com or by calling (212) 356-0549. An electronic copy of such prospectus is also available on the web site of the Securities and Exchange Commission (the "SEC") at http://www.sec.gov .

For more detailed information on this financing, please refer to the Form 8-K and related exhibits to be filed with the Securities and Exchange Commission.

“With the $10 million raised in this transaction, we plan to build a manufacturing facility for big size ball valves used for nuclear power plants ,” said Mr. Jianbao Wang, Chief Executive Officer of China Valves.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou Zhengdie Valve Co., Ltd., Henan Kaifeng High Pressure Valve Co., Ltd., Tai Zhou Taide Valve Co., Ltd., Yangzhou Rock Valve Lock Technology Co., Ltd., China Valve Technology (Changsha) Valve Co., Ltd. and Shanghai Pudong Hanwei Valve Co., Ltd., is engaged in the development, manufacturing and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China's valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products through extensive research and development and owns a number of patents. It enjoys significant domestic market share and exports to Asia and Europe. For more information, visit http://www.cvalve.com

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to access capital for expansion, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

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